Exhibit 99.2

Warner Music Group Corp. Announces Launch of Senior Secured Notes Offering

On October 10, 2016, Warner Music Group Corp. (“Warner Music Group” or “WMG”) announced that through its wholly owned subsidiary, WMG Acquisition Corp. (the “Company”), it intends to commence a private offering (the “Offering”) of $630 million aggregate principal amount of senior secured notes, which are expected to be issued in a combination of euro- and dollar-denominated notes (the “Notes”).

The Notes will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act. The Company intends to use the proceeds of the Offering, together with available cash, to repurchase, redeem or discharge all of its currently outstanding 6.250% Senior Secured Notes due 2021 and 6.000% Senior Secured Notes due 2021.

The Notes have not been registered under the Securities Act and may not be offered or sold within the United States absent registration or an applicable exemption from the registration requirements.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

About Warner Music Group

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Big Beat, Canvasback, East West, Elektra, Erato, FFRR, Fueled by Ramen, Nonesuch, Parlophone, Reprise, Rhino, Roadrunner, Sire, Warner Bros., Warner Classics and Warner Music Nashville, as well as Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the transactions contemplated by the Offering. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. More information about Warner Music Group and other risks related to Warner Music Group are detailed in Warner Music Group’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. Warner Music Group does not undertake an obligation to update forward-looking statements.

Warner Music Group maintains an Internet site at www.wmg.com. Warner Music Group uses its website as a channel of distribution of material information related to Warner Music Group. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com.

Warner Music Group’s website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Additional factors that may affect future results and conditions are described in Warner Music Group’s filings with the SEC, which are available at the SEC’s website at www.sec.gov or at Warner Music Group’s website at www.wmg.com.

Source: Warner Music Group

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